February 4, 2015
Robert B. Mills
Chief Operating Officer

Dear Bob:

This letter agreement (the “Agreement”) will confirm our understanding regarding your separation from Assured Guaranty Ltd. (the “Company”).
SECTION 1
SEPARATION DATE
In discussion with the Company, the position of Chief Operating Officer (“COO”) has been eliminated by the Company, and you and the Company have agreed that your employment will be terminated as a result of the elimination of your position and that the effective date of your separation from all positions and employment with the Company and its Affiliates (as defined in Section 3.2 of this Agreement) is March 31, 2015 (your “Separation Date”). As a result of your separation and in recognition of your years of exceptional service to the Company, the Company has approved certain cash payments to you and certain rights to accelerated and continued vesting of unvested equity awards granted pursuant to the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “LTIP”) all as detailed below in Section 2. The offer to you set forth in this letter shall remain outstanding during the period described in the release of claims attached hereto as Exhibit A (the “First Release”), provided that the Company may, in its sole discretion, by written notice to you, extend this date. The release of claims attached hereto as Exhibit B (the “Second Release”) should be signed and returned to the Company on or after your Separation Date such that the Second Release becomes effective within the sixty-day period following your Separation Date.
SECTION 2
PAYMENTS AND BENEFITS
You shall be entitled to compensation, benefits, payments, and distributions from the Company and its Affiliates in accordance with this Section 2.
2.1.    Prior Amounts. Within thirty days of the Separation Date or such earlier date as required by applicable law, the Company shall pay you the amount of all earned and previously unpaid salary for the period ending on your Separation Date, based upon your annualized base salary of $520,000.

2.2.    Severance Benefit. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below, the Company shall pay you one million eight hundred sixty-three thousand two hundred sixty-seven dollars ($1,863,267) in a single lump-sum payment no later than the sixty-day anniversary of your Separation Date (the “Severance Payment”); provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below, you shall forfeit your right to receive the Severance Payment. The Severance Payment consists of the total of the amounts which you are entitled to receive pursuant to the Assured Guaranty Ltd. Executive Severance Plan (the “Severance Plan”) following a termination without cause, including an amount for one-year of salary, plus an amount equal to your pro-rata bonus (as determined pursuant to the Severance Plan based on the average of your annual bonuses for the last three calendar years prior to the Separation Date), plus an amount equal to your bonus amount (as determined pursuant to the Severance Plan based on the average of your annual bonuses for the last three calendar years prior to the Separation Date), plus an amount equal to twelve months of your health and dental premiums based on your election as in effect as of the Separation Date.
2.3.    Restricted Stock Units. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below and the applicable terms of the LTIP and any applicable grant agreement, you shall become fully vested and receive an accelerated distribution of shares pursuant to the restricted stock unit (“RSU”) awards granted previously pursuant to the LTIP (“RSU Distributions”); provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below or the applicable terms of the LITP or any applicable grant agreement, you shall forfeit your right to receive the RSU Distributions.
2.4.    Performance Stock Units. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below and the applicable terms of the LTIP and any applicable grant agreement, you shall be entitled to pro-rata vesting pursuant to the performance stock unit (“PSU”) awards granted previously pursuant to the LTIP in the amounts determined by the Compensation Committee based on the achievement of the performance goals both as of the Separation Date and as of the last day of the applicable performance period (“PSU Distributions”); provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below or the applicable terms of the LITP or any applicable grant agreement, you shall forfeit your right to receive the PSU Distributions.
2.5.    Stock Options Granted Prior to 2011. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below and the applicable terms of the LTIP and any applicable grant agreement, your stock options granted to you prior to 2011 (“Old Stock Options”) pursuant to the LTIP shall remain exercisable until the last business day prior to the earlier to occur of the ten-year anniversary of the date of grant and the two-year anniversary of the Separation Date; provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below or the applicable terms of the LITP or any applicable grant agreement, you shall forfeit your right to exercise the Old Stock Options.
2.6.    Stock Options Granted In 2012. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below and the applicable terms of the LTIP and any applicable grant agreement, you shall be entitled to vesting pursuant to the performance stock options (“2012 Performance Options”) awards granted in 2012 pursuant to the LTIP in 5,602 of the 9,245 2012 Performance Options originally granted based on the achievement of the performance goals through December 31, 2014, and such 2012 Performance Options shall be exercisable between February 7, 2015 and the last business day prior to June 30, 2015; provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below or the applicable terms of the LITP or any applicable grant agreement, you shall forfeit your right to vest in or exercise the 2012 Performance Options.
2.7.    Stock Options Granted In 2013. Subject to you signing and not revoking the First and Second Release and subject to your continued compliance with the terms of Section 3 below and the applicable terms of the LTIP and any applicable grant agreement, you shall be entitled to pro-rata vesting pursuant to the performance stock options (“2013 Performance Options”) awards granted in 2013 pursuant to the LTIP in the amounts determined by the Compensation Committee based on the achievement of the performance goals as of the last day of the applicable performance period, and such 2013 Performance Options, to the extent that they become vested, shall be exercisable between February 7, 2016 and the last business day prior to May 7, 2016; provided, however, that, if the Second Release does not become effective on or before the sixty-day anniversary of the Separation Date or you violate the terms of Section 3 below or the applicable terms of the LITP or any applicable grant agreement, you shall forfeit your right to vest in or exercise the 2013 Performance Options.
2.8.    SERP. You shall be entitled to a lump-sum distribution of your accrued benefits in the Assured Guaranty Corp. Supplemental Executive Retirement Plan (the “SERP”) during the seventh full calendar month following the Separation Date.
2.9.    Medical Benefits. Your entitlement to continue medical coverage under the benefit plans of the Company will be determined in accordance with the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and section 601 of the Employee Retirement Income Security Act of 1974, as amended (which continuation coverage is sometimes referred to as “COBRA coverage”). You shall receive separate notification of your rights to COBRA coverage.
2.10.    Expense Reimbursement. You will be entitled to be reimbursed for the business expenses you incurred during the period ending on your Separation Date, subject to the rules established by the Company relating to such reimbursement.

2.11.    Vacation. Within thirty days of the Separation Date or such earlier date as required by applicable law, the Company shall pay to you an amount which is in settlement of any and all vacation days that you have accrued but did not use, and to which you are entitled from the Company. You will not accrue or be entitled to any vacation after your Separation Date.
2.12.    Other Benefits. You will be entitled to benefits under the Company’s qualified retirement plan according to the terms of such plan. All other benefits shall cease as of the Separation Date.
2.13.    Withholding. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.
2.14.    Other Payments. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, you shall be entitled to no compensation, benefits or other payments or distributions, and references in the First and Second Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its Affiliates.
SECTION 3
PROTECTION OF COMPANY INTERESTS
3.1.    Restrictive Covenants. You expressly agree and acknowledge that Section 7 of the Assured Guaranty Ltd. Executive Severance Plan and all applicable terms of the LTIP and all award agreements for awards previously granted to you pursuant to the LTIP shall survive and that you remain bound by the terms of such agreements.
3.2.    Property. You represent and warrant that you have (i) removed your personal effects from your office at the Company, (ii) vacated such office, (iii) returned to the Company all property of the Company and its Affiliates, including, without limitation, any Company computer, Blackberry, iPhone, iPad, any keys, credit cards, passes, files, confidential documents or material, or other property belonging to the Company or its Affiliates, and (iv) returned all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any trade secrets relating to the Company or its Affiliates. For purposes of the preceding sentence, the term “trade secrets” shall mean information, including a formula, pattern, compilation, program device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You further represent and warrant that (i) prior to your Separation Date, you have not deleted or altered any documents, files or information in the Company computer, BlackBerry, iPhone, iPad, or in the Company’s electronic or other records, or duplicated, downloaded or otherwise retained any documents, files or other information belonging to the Company or its Affiliates, other than a routine deletion or alteration in the ordinary course of business or (ii) after your Separation Date, you will not delete or alter any documents, files or information in the Company laptop computer, BlackBerry, iPhone, iPad, or duplicated, downloaded or otherwise retained any documents, files or other information belonging to the Company or its Affiliates, other than a routine deletion in the ordinary course of business. For purposes of this Agreement, the term “Affiliate” means (a) any corporation, partnership, joint venture or other entity which, as of your Separation Date, owns, directly or indirectly, at least a fifty percent interest in the Company (or any successor to the Company) entitled to vote; (b) any corporation, partnership, joint venture or other entity in which, as of your Separation Date, at least a fifty percent interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (a) next above; and (c) any past, present or future officer or director of the Company.
3.3.    Effect of Covenants. Nothing in this Section 3 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Section.
SECTION 4
RELEASE AND WAIVER
As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, you are required to execute the First Release, in the form set forth as Exhibit A of this Agreement, and the Second Release, in the form set forth as Exhibit B, which are attached to and form a part of this Agreement. This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

(a)	shall become final and binding immediately following the expiration of your right to revoke the execution of the Second Release in accordance with paragraph 2(d) of the release;

(b)	shall not become final and binding until the expiration of such right to revoke; and

(c)	shall not become final and binding if you revoke such execution.
SECTION 5
MISCELLANEOUS
5.1.    Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as you live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. It is the intention of the parties that the payments and benefits to which you could become entitled under this Agreement not be subject to accelerated recognition of income or imposition of additional tax under Code Section 409A, and the Agreement shall be construed in a manner that is consistent with this intent.
5.2.    Waiver of Breach. The waiver by either you or the Company (or its Affiliates) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either you or the Company. Continuation of benefits hereunder by the

Company following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.
5.3.    Effect of Breach. You acknowledge that the Company would be irreparably injured by your violation of Section 3, and you agree that the Company and its Affiliates, in addition to any other remedies available to them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of Section 3. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. You also agree that, if you ever challenge the validity of this Agreement and the First and Second Release or if you breach the terms of this Agreement and First and Second Release, you will repay the Severance Payment to the Company and an amount equal to any gain received as a result of the RSU Distributions, the PSU Distributions and any gain recognized on the exercise of any of the Old Stock Options, the 2012 Performance Options and the 2013 Performance Options to the Company.
5.4.    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified); provided, however, that if one or more provisions of the First and Second Release are invalid or unenforceable, the Company may, in its sole discretion, elect to have the entire Agreement treated as invalid and unenforceable.
5.5.    Other Agreements. Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between you and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Employment Agreement and any other agreements that may have been made by and between you and the Company or its predecessors or Affiliates; provided, however, that for the avoidance of doubt, as noted in Section 3 of this Agreement, you agree that you remain bound by all applicable terms of Section 7 of the Assured Guaranty Ltd. Executive Severance Plan and all applicable terms of the LTIP and all award agreements for awards previously granted to you pursuant to the LTIP.
5.6.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflict of law provisions of any state.
5.7.    Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement and First and Second Release.
5.8.    Exhibits, Other Documents. Except as otherwise expressly provided in this Agreement, or except where the context clearly requires otherwise, all references in this Agreement to “the Agreement” or “this Agreement” shall be deemed to include references to each of the Exhibits to this Agreement. To the extent that the terms of this Agreement (including the Exhibits to this

Agreement) provide that your rights or obligations set forth in this Agreement (including the Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms of any other plan or other document, this Agreement (including the Exhibits to this Agreement) shall be deemed to incorporate by reference such plan or other document.
5.9.    Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

If you accept the terms of this Agreement, please indicate your acceptance by signing and returning a copy of this letter to the undersigned, along with a signed copy of Exhibit A (First Release) and a signed copy of Exhibit B within the time period specified on or after your Separation Date.
Very truly yours,

Assured Guaranty Ltd. and its Affiliates

By:

Its:_________________________________
Accepted and agreed:
Date:____________________

________________________
Robert B. Mills

Offer Date: February 4, 2015
EXHIBIT A
EXECUTIVE RELEASE AND WAIVER
1. This document is attached to, is incorporated into, and forms a part of, the separation agreement dated February 4, 2015 (the “Agreement”) by and between Robert B. Mills (the “Executive”) and Assured Guaranty Ltd. (the “Company”). The Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release and Waiver, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates as defined in the Agreement and/or the Executive’s termination or resignation therefrom. However, nothing in this Release and Waiver shall constitute a release of any Claims of the Executive (or other Executive Releasors) for a breach by the Company of the Agreement; or purport to release any claims which may not lawfully be released.
1. For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)
The term “Agreement” shall include the Agreement and the Exhibits thereto, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.

(b)
The term “Claims” shall include (except for claims for breach of the Agreement) any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, known or unknown, cognizable at law or equity, shall include claims related to pay, commission, hours, bonuses, pension, disability, physical or mental affliction, benefits including vacation days and payment for unused vacation, reimbursement for expenses, terms and conditions of employment and claims of discrimination on account of age, race, color, sex, sexual harassment, sexual orientation, marital status, disability, national origin, citizenship, religion, or retaliation and shall include, without limitation, claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) the Sarbanes-Oxley Act; (xiii) the federal Worker Adjustment and Retraining Notification Act and any similar state laws; (xiv) any state antidiscrimination law; (xv) any state or local wage and hour law; (xvi) any other local, state or federal law, regulation or ordinance; (xvii) any whistleblower law; (xviii) any public

Exhibit A Page 1

policy, contract, tort, or common law; or (xix) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. (Executive specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted, and specifically releases any claim under the Lily Ledbetter Fair Pay Act and any new laws enacted after January 1, 2009. Executive does not, however, release any claim which the statute provides may not be released under any circumstances.)

(c)
The term “Company Releasees” shall include the Company and its Affiliates, and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.

(d)
The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2. The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:

(a)	By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have which arises after the date of execution of this Release and Waiver.

(b)
In exchange for this Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

(c)	The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release and Waiver.

(d)
The Executive has twenty-one (21) days from the Offer Date to consider whether or not to execute this Release and Waiver. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release and Waiver will not become effective until expiration of such revocation period.

(e)	This Release and Waiver, and the commitments and obligations of all parties under the Agreement:
(i) shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release and Waiver in accordance with paragraph 2(d) of this Exhibit A;
(ii) shall not become final and binding until the expiration of such right to revoke; and
(iii) shall not become final and binding if the Executive revokes such execution.

Exhibit A Page 2

3. The Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this Release and Waiver and each of his rights as set forth therein.

_____________________________
Robert B. Mills

Date: _______________________

Exhibit A Page 3

EXHIBIT B
EXECUTIVE RELEASE AND WAIVER
1. This document is attached to, is incorporated into, and forms a part of, the separation agreement dated February 4, 2015 (the “Agreement”) by and between Robert B. Mills (the “Executive”) and Assured Guaranty Ltd. (the “Company”). The Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release and Waiver, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates as defined in the Agreement and/or the Executive’s termination or resignation therefrom. However, nothing in this Release and Waiver shall constitute a release of any Claims of the Executive (or other Executive Releasors) for a breach by the Company of the Agreement; or purport to release any claims which may not lawfully be released.
1. For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)
The term “Agreement” shall include the Agreement and the Exhibits thereto, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.

(b)
The term “Claims” shall include (except for claims for breach of the Agreement) any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, known or unknown, cognizable at law or equity, shall include claims related to pay, commission, hours, bonuses, pension, disability, physical or mental affliction, benefits including vacation days and payment for unused vacation, reimbursement for expenses, terms and conditions of employment and claims of discrimination on account of age, race, color, sex, sexual harassment, sexual orientation, marital status, disability, national origin, citizenship, religion, or retaliation and shall include, without limitation, claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) the Sarbanes-Oxley Act; (xiii) the federal Worker Adjustment and Retraining Notification Act and any similar state laws; (xiv) any state antidiscrimination law; (xv) any state or local wage and hour law; (xvi) any other local, state or federal law, regulation or ordinance; (xvii) any whistleblower law; (xviii) any public policy, contract, tort, or common law; or (xix) any allegation for costs, fees, or other expenses

Exhibit B Page 1

including attorneys’ fees incurred in these matters. (Executive specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted, and specifically releases any claim under the Lily Ledbetter Fair Pay Act and any new laws enacted after January 1, 2009. Executive does not, however, release any claim which the statute provides may not be released under any circumstances.)

(c)
The term “Company Releasees” shall include the Company and its Affiliates, and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.

(d)
The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2. The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:

(a)	By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have which arises after the date of execution of this Release and Waiver.

(b)
In exchange for this Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

(c)	The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release and Waiver.

(d)
The Executive has had at least twenty-one (21) days from the Offer Date to consider whether or not to execute this Release and Waiver. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release and Waiver will not become effective until expiration of such revocation period.

(e)	This Release and Waiver, and the commitments and obligations of all parties under the Agreement:
(i) shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release and Waiver in accordance with paragraph 2(d) of this Exhibit A;
(ii) shall not become final and binding until the expiration of such right to revoke; and
(iii) shall not become final and binding if the Executive revokes such execution.

Exhibit B Page 2

3. The Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this Release and Waiver and each of his rights as set forth therein.

_____________________________
Robert B. Mills

Date: _______________________

Exhibit B Page 3